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                                                 EXHIBIT 10.8


                      EMPLOYMENT AGREEMENT
                      --------------------


          This Agreement is made as of the 4th day of April, 1994 by and between Occidental Petroleum Corporation, a Delaware corporation (hereinafter referred to as "Employer"), and Stephen I. Chazen (hereinafter referred to as "Employee").



                           WITNESSETH
                           ----------

          Employer hereby agrees to employ Employee, and Employee agrees to perform services and to work for Employer, upon the following terms and conditions:

          1. Duties - Employee shall serve in the capacity of Executive Vice President - Corporate Development.

          In performing his duties, Employee agrees to observe and follow the reasonable policies and procedures established by the Employer, which are subject to change by the Employer from time to time.

          2. Term of Employment - The term of employment shall be for a period of five (5) years (unless terminated prior thereto in accordance with the provisions of this Agreement, or unless extended by mutual agreement of the parties), commencing on May 1, 1994, or such earlier date as Employee may specify. In order to be valid, any such extension shall be in writing and signed by the Chairman, President & Chief Executive Officer on behalf of Employer.

          3. Compensation - In consideration for his services to be performed under this Agreement, Employee shall receive, in addition to all other benefits provided in this Agreement, an aggregate salary of no less than three hundred fifty thousand dollars ($350,000) per year payable by Employer in equal semimonthly installments or on such basis as is generally established for principal executives of Employer from time to time.

          4. Participation in Benefit Programs - During the term of this Agreement, Employee shall be entitled to participate



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in all benefit programs generally applicable to salaried
employees of employer in force or adopted by Employer from time to time. Employee will be required to participate in the tax preparation program conducted by Arthur Andersen & Co.

          5.   Compensation Plans - Employee shall be:
(i) eligible to participate in Employer's Incentive Compensation Plan according to its terms, and shall be guaranteed to receive a bonus under such Plan for the year 1994 of forty percent (40%) of his base salary for 1994 or $140,000 (this bonus shall be payable in December 1994 or January 1995 in the discretion of the Company); (ii) eligible to receive annual grants under Employer's 1987 Stock Option Plan and shall receive an option grant of fifty thousand (50,000) shares under such Plan after Employee's execution of this Agreement and the commencement of services pursuant to this Agreement, and (iii) a participant in Employer's 1977 Executive Long Term Incentive Stock Purchase Plan and shall be guaranteed to receive a grant of forty percent (40%) of Employee's base salary or $140,000 in January, 1995 under such Plan. Employee's participation in each of the foregoing Plans shall be in accordance with and subject to all of the terms and conditions of such Plans.

          6.   Additional Payments - In order to compensate
Employee for cost he will incur with this change of employment, Employer shall pay to Employee an aggregate of $200,000, payable after Employee's execution of this Agreement.

          7. Exclusivity of Services - Employee agrees to devote his full-time, exclusive services to Employer hereunder, except for such time as Employee may require in connection with his personal investments.

          8. Vacation - Employee shall be entitled to a total of four (4) weeks of paid vacation in each contract year.

          9.   Termination -

               a. Cause - Notwithstanding the term of this Agreement, Employer may discharge Employee and terminate this Agreement for material cause, upon written notice, in the event that Employee (i) shall willfully breach this agreement, or (ii) shall refuse to carry out any lawful order of Employer or act in a disloyal manner inimical to Employer. In any such event, Employer shall give Employee notice of such cause and Employee shall have 30 days to cure such breach.

               b. Incapacity - If, during the term of this Agreement, Employee is materially incapacitated from fully performing his duties pursuant to this Agreement by reason of

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illness, disability or other incapacity (unless incurred as a direct result of his assignments hereunder) or by reason of any statute, law, ordinance, regulation, order, judgment or decree, Employer may terminate this Agreement without liability by written notice to Employee, but only in the event that such conditions shall aggregate not less than one-hundred eighty (180) days during any one contract year of the term of employment.

               c. Without Cause - Either party may terminate this Agreement without cause at any time, by giving the other party not less than 6 (six) months written notice of termination. Employer may terminate the employment of Employee without cause at any time (including a time during such notice period); and in such event Employer shall compensate Employee (in lieu of said notice and continued employment and, except for benefits specified hereunder, in complete satisfaction of all of its obligations under this Agreement) at his then current rate and in the manner provided in Paragraph 3 above for a period after termination equivalent to the shortest of: (i) twenty-four months; or (ii) until the expiration of the term of this Agreement. In any event, Employer's maximum liability for any breach of this Agreement, including but not limited to, termination without cause and/or notice shall be no more than twenty-four (24) months compensation plus the benefits specified hereunder (or a lesser amount as determined in accordance with subsection (ii) of this paragraph) at the rate set forth above.

               During this period of compensation, Employee shall continue to be eligible to (i) participate in all employee benefit plans of Employer (except the short and long-term disability plans unless Employee has already become eligible under such plans), in which he is participating at the time of the notice, and (ii) exercise all stock options previously granted to Employee under Employer's 1987 Stock Option Plan, which options are or become exercisable under the provisions of such Plan as though he were still a full time employee. During the period, any award(s) to Employee pursuant to Employer's Executive Long-Term Incentive Stock Purchase Plan shall continue to vest in the same manner and in the same amounts as such award(s) would have vested if Employee had continued as a full time employee. However, this employee benefits participation and stock plan vesting will cease if Employee accepts a full time position with another employer.

               In the event Employer compensates Employee (in lieu of said notice and continued employment) under the first paragraph of 9(c) above for a period exceeding twelve months, then in such event, all remuneration or wages earned during the second twelve months of such period by Employee, either as employee, independent contractor or consultant to any person,

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firm or corporation other than employer, shall be a set-off to
Employer's duty of compensation to Employee.

          10. Initial Relocation - Employee's relocation from Madison, New Jersey to Los Angeles, California (including the sale of Employee's existing residence in Madison, New Jersey), shall be covered by and subject to Employer's existing written relocation policy. This will include the movement of household goods from New Jersey, plus any additional relocation benefits as approved by the Executive Vice President of Human Resources.

          11. Indemnity and Insurance. - In any situation where under applicable law Employer has the power to indemnify Employee in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of Employee's activities as an agent, employee, officer or director of Employer or in any other capacity on behalf of or at the request of Employer, Employer agrees that it will indemnify Employee to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as Employer may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification. Employer further agrees to furnish Employee for the remainder of his life, with Directors' and Officers' liability insurance insuring Employee against occurrences which occur during his employment with Employer, such insurance to have policy limits aggregating not less than $100 million, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of Employer in force from time to time.

          12. Confidential Information - Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its affiliates or subsidiaries, nor use in any business competitive with or similar to any business of Employer or any of its affiliates or subsidiaries, at any time during employment by Employer or thereafter, any trade secrets or confidential information obtained during the course of his employment with Employer, without first obtaining the written permission of Employer.

          Employee agrees that, at the time of leaving the employ of Employer, he will deliver to Employer and not keep or deliver to anyone else any and all notes, notebooks, memoranda, documents and, in general, any and all material relating to Employer's business.

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          13.  Entire Agreement; Modification - This Agreement
constitutes the entire agreement of the parties relating to the subject matter hereof, and supercedes all previous agreements, arrangements, and understandings, whether express or implied, relating to the subject matter hereof. No other agreements, oral, implied or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto. This Agreement cannot be modified except by a writing signed by both parties.

          14. Severability - If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain enforceable to the extent permitted by law.

          15. Governing Law - This Agreement shall be construed and enforced in accordance with the laws of the State of California.

          16.  Assignment - This Agreement shall be binding upon
Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.

          17. Sole Contract - Employee represents and warrants to Employer that he is not barred by or subject to any contractual or other obligation that would be violated by the execution or performance of this Agreement.

          18. No Waiver - The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor deprive that party of the right to insist upon adherence to that term or any other term of this Agreement. Any waiver or amendment to this Agreement must be in writing.

          19.  Withholdings - All compensation provided by
Employer under this Agreement is subject to any and all withholding by Employer as required by applicable law.

          20. Arbitration - Both parties agree that any and all disputes that relate to the termination of this Agreement and/or Employee's employment (including whether Employer had sufficient cause for termination or the manner in which the termination is effected) shall be submitted to binding arbitration and judgment under the Commercial Arbitration Rules of the American Arbitration Association. Should the arbitrator rule in Employee's favor on any dispute, the maximum exclusive remedy shall be that as set forth in Paragraph 9(c) above. The judgment on the award may be entered in any court having jurisdiction.
The parties to any arbitration under this paragraph shall bear

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the cost of the arbitration and the fee of the neutral arbitrator in such manner as determined by the arbitrator.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                               OCCIDENTAL PETROLEUM CORPORATION



                               By: DALE R. LAURANCE
                                   ----------------------------


                               By: STEPHEN I. CHAZEN
                                   ----------------------------
                                   Stephen I. Chazen






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